EXHIBIT 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 2nd day of March, 2004, by and between The viaLink Company (“Company”) and Brian Carter (“Employee”).

RECITALS:

     WHEREAS, Company and Employee entered into that certain Employment Agreement dated July 9, 1999, which has been previously amended from time to time (the “Employment Agreement”); and

     WHEREAS, Company and Employee desire to further amend the Employment Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Company and Employee acknowledge and agree that Employee’s base salary shall become $225,000.00 on the effective date of this Amendment, however, Employee and Company agree that Employee’s base salary of $225,000.00 per year will be temporarily reduced by $75,000.00 effective as of immediately, and that Employee’s base salary of $225,000.00 shall resume immediately effective upon the date of the Company’s achieving cash flow break even status (the “Break Even Date”). In addition, Company agrees to pay to Employee in lump sum an amount equal to the difference between: (i) the base salary that Employee would have received but for his agreement to so temporarily reduce Employee’s base salary, and (ii) the base salary actually paid to Employee (said difference being referred to hereinafter as the “Unpaid Deferred Salary”), plus an additional sum of $150,000.00, said payment to be made within one hundred eighty (180) days of the Break Even Date. In addition, Company and Employee do hereby agree that if either: (a) an involuntary termination of Employee’s employment for any reason other than cause (an “Involuntary Termination”), or (b) an “Effective Termination” (as defined below) of Employee’s employment, occurs within 365 days after the effective date of any Change of Control, then Company shall pay to Employee the sum of $150,000.00 plus an amount equal to his Unpaid Deferred Salary in 12 equal bi-weekly installments beginning on Company’s first regularly scheduled pay period after the date of the final severance payment made pursuant to the provisions set forth in Paragraph No. 2 of this Amendment. Company and Employee further agree that if neither an Involuntary Termination nor an Effective Termination of Employee’s employment, occurs within 365 days after the effective date of any Change of Control, then Company shall pay to Employee the sum of $150,000.00 plus an amount equal to his Unpaid Deferred Salary in 12 equal bi-weekly installments beginning on Company’s first regularly scheduled pay period after the earlier to occur of: (i) the first anniversary date of such Change of Control, and (ii) the first date that Company achieves cash flow break even status or, in the case of a merger or other business combination, the first date that the surviving combined entity achieves cash flow break even status.

     2. Paragraph No. 2 of the Amendment to Employment Agreement dated July 9, 1999, entered into between Company and Employee, is deleted in its entirety and replace with the following:

“2. Employee’s rate of severance compensation in the event of Employee’s employment with vialink is terminated by viaLink without cause is hereby adjusted to provide for payment by viaLink of $225,000.00 (12 months base salary compensation) in 12 equal bi-weekly installments beginning on vialink’s first regularly scheduled pay period after the date of such termination of employment.”

     3. For purposes of this Amendment, the term “Effective Termination” shall mean any change in Employee’s status, title, position, responsibilities, location, or salary, which represents a material adverse change from his status, title, position, responsibilities, location, or salary as in effect immediately prior to a Change of Control.

     4. For purposes of this Amendment, the term “Change of Control” shall mean the happening of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Company representing 50% or more of (i) the outstanding shares of common stock of Company or (ii) the combined voting power of Company’s then-outstanding securities; (b) Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least thirty (30%) percent of the combined voting power of the voting securities of Company or such surviving or other entity outstanding immediately after such merger or consolidation; or (c) the sale or disposition of all or substantially all of Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect).

     5. Except as previously amended and amended herein, the Employment Agreement shall remain in full force and effect.

     Executed by the parties to be effective as of the date first written above.

COMPANY:		EMPLOYEE:
The viaLink Company

By:	/s/ Bob Noe	/s/ Brian Carter

Printed Name:	Robert I. Noe	Brian Carter

Title:	CEO

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